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                                                                       EXHIBIT 1


                            STOCK PURCHASE AGREEMENT


        This Agreement is made as of May 6, 1998, between Camera Platforms International, Inc. a Delaware corporation ("Buyer") and Robert Culver Johnson, Richard Cameron Johnson and Robert Christopher Johnson (collectively, "Seller"). This Agreement is made with reference to the following facts:

        A. Seller owns all of the issued and outstanding shares of capital stock (the "Shares") of Fluid Images, Inc., an Oregon corporation ("Fluid"), which engages in the manufacturing, leasing and distribution of the Akela crane and related equipment.

        B. Buyer desires to purchase from Seller the Shares and Seller desires to sell to Buyer the Shares in accordance with the terms and conditions set forth in this Agreement.

        C. Concurrently with the closing, Buyer and Seller will enter into consulting agreements whereby Seller and each of them will provide their know how and expertise to Buyer on an exclusive basis.

        NOW, THEREFORE, the parties hereto, in consideration of the promises and mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

        SECTION 1.    Purchase and Sale of the Shares.

        Subject to the terms and conditions hereinafter set forth, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Shares for a total purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Purchase Price") , payable as set forth below:

               1.1 Payment of the Purchase Price. The Purchase Price shall be payable as follows:

                    1.1.1 Initial Payment. Buyer shall pay to Seller $1,000,000 of the Purchase Price (the "Initial Payment") at the closing by a cashier's check drawn on a Los Angeles bank or wire transfer to Seller's account in Oregon.

                    1.1.2 Annual Payments. $750,000 of the Purchase Price shall be payable by Buyer in the same form as the Initial Payment in three (3) equal, annual installments of $250,000 each commencing on the one (1) year anniversary of the closing and continuing on each of the next two (2) anniversary dates. Buyer's obligation to make the remaining payments shall be evidenced by Buyer's promissory note (the "Note") in the form attached hereto as Exhibit "A", which executed Note will be delivered by Buyer to Seller at the closing. The Note shall provide for quarterly payments of interest on the declining balance at 10% per annum.

                    1.1.3 Stock Issuance. The remaining $750,000 of the purchase price shall be payable by Buyer in the form of 750,000 shares of the common stock of Buyer Camera Platforms International, Inc. ("CPI Shares") at the agreed upon price of $1 per share. In connection therewith, Seller




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agrees to sign the investment representation letter attached hereto as Exhibit
"B" and incorporated herein by this reference. In addition, the parties shall execute and deliver at the closing a "put and call" agreement exercisable in three years in the form attached as Exhibit "C".

               1.2 Net Current Liability Deduction. All liabilities of Fluid shall be discharged on or before the closing from the initial payment described in paragraph 1.1.1. Within 30 days after the closing, Buyer shall notify Seller of any unpaid liabilities of Fluid which remain unpaid as of the closing which the parties agree shall be and remain the responsibility of Seller. Such amounts shall be determined in accordance with generally accepted accounting principals and applied on a consistent basis. During such 30 day period, Buyer and Seller shall designate a representative to meet and cooperate in good faith in determining the amount of the net current liability deduction. If the representatives cannot agree on the amount of such deduction during such 30 day period, any undisputed amount shall be paid by Seller to Buyer on or before the end of such period and Buyer and Seller shall submit any dispute regarding any remaining amount to arbitration, pursuant to Section 10.2 below. In the event the disputed amount is awarded to Buyer, Seller shall pay interest thereon to Buyer at the annual rate of 10% per annum from the end of the 30 day period until paid.

               1.3 Receivables Payments. On or before the tenth (10th) day of each month commencing with the second (2nd) month following the closing, Buyer shall pay to Seller in the form of a check or wire transfer to Seller's account in Oregon the amount of any accounts receivable, other receivables and deposits which were outstanding at the closing and collected by Buyer during the prior month (the "Receivables Payments"). Buyer agrees to use reasonable efforts to collect the full amount of such receivables and deposits. Buyer shall not agree to any offset or deduction from such amounts to be collected without the prior consent of Seller. To the extent any of such receivables and deposits remain uncollected on the one hundred twentieth (120th) day following the closing, then all right, title and interest in any such uncollected items shall be assigned to Seller which shall be entitled to collect such items and Buyer shall have no further responsibility therefor.

               1.4 Taxes. It is understood and agreed that all taxes, including but not limited to state and federal income taxes, arising out of activities of Fluid up to the time of the closing shall be the responsibility of Seller. Buyer and Seller agree that as soon as possible after the closing, but no later than thirty (30) days thereafter, the accountant for Seller shall prepare pro forma federal and state tax returns for Fluid for the period from January 1, 1998 until the date of the closing. Within ten (10) days after the preparation of such returns, Seller shall pay to Buyer an amount equal to the taxes shown as due on the pro forma returns.

               1.5 Installment Sales. In November 1997, Fluid sold an Akela crane to Anand Cini Service in Madras, India under an installment sales contract ("Anand Installment Sales Contract"). Monthly payments in the approximate amount of $9677 per month are due through December 1, 1998 to Fluid under the agreement. In consideration of the agreement by Robert Johnson, Richard Johnson and Robert Johnson, Jr., to enter into consulting agreements with Buyer, as more particularly set forth in paragraph 2.7.7 herein, Buyer will assign and transfer to Seller at the closing all of Fluid's right, title and interest in the Anand Installment Sales Contract. The installment sales contract of Fluid with Louma L.A. shall remain the property of Fluid.

               1.6 Motor Vehicles. As further consideration for the agreement by Robert Johnson to enter into a consulting agreement with Buyer, as more particularly set forth in paragraph 2.7.7 herein, it is agreed that, upon closing, Buyer will cause Fluid to transfer all of its interest in two vehicles, a 1996 3/4 ton Dodge V-10 extended cab pickup (Oregon license 877ALG) and a 1997 F350 1 ton extended




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cab Dodge pickup (Oregon license 766ANB), to Robert Johnson and Robert Johnson will assume all outstanding obligations, liens or liabilities with respect to said vehicles.

     Section 2. Representations and Warranties by Seller.

     In consideration of Buyer's agreeing to purchase the Shares, Seller hereby warrants and represents that the following are true and correct:

               2.1 Organization and Standing of Fluid. Fluid is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, duly qualified and in good standing as a foreign corporation under the laws of each state of the United States where the conduct of its business or properties owned or leased by it requires such qualification, with full corporate power and authority to carry on its business as it is now conducted by it and to own or lease its properties. There has been no claim by any state that Fluid has failed to qualify or otherwise not been authorized to do business as a foreign corporation or otherwise. Prior to the closing, Seller will deliver to Buyer complete and correct copies of (a) Fluid's Articles of Incorporation (certified by the Secretary of State of the State of Oregon) and
(b) its By-Laws (certified by its Secretary) as amended and in effect on the date hereof.

               2.2 Agreement Binding. Seller has full power and authority to consummate the transaction contemplated herein. This Agreement constitutes the valid and binding obligations of Seller, enforceable against it in accordance with the terms of this Agreement, subject only to general equity and bankruptcy law principles. The person who has executed this Agreement on behalf of Seller has been duly authorized to do so by all necessary action of Seller. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any covenants to third parties by Seller, will violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, accelerate, or cancel, or constitute a default (by way of substitution, novation or otherwise) under the terms of any agreement or instrument to which Fluid is a party or by which it or any of its property or assets may be bound; result in the creation of any lien, charge or encumbrance upon the properties or assets of Fluid pursuant to the terms of any such agreement or instrument; violate any judgment, order, injunction, decree, award or requirement of a court or arbitrator against, or binding upon Seller or Fluid or upon the securities, property or business of Seller or Fluid; or violate any internal laws or regulation any covenants or relating to Fluid or its property or business.

               2.3 Fluid's Capitalization. The authorized capital stock of Fluid consists of 500 shares of common stock, no par value, of which 500 shares are issued and outstanding. Except as set forth in Exhibit "D", no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Fluid, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares are outstanding, and no authorization therefor has been given. Each of the Shares is a validly issued, fully paid and nonassessable share of the capital stock of Fluid. All of the Shares have been so issued in compliance with exemptions available pursuant to applicable federal and state securities laws. Seller is the record and beneficial owner of the Shares, free and clear of any liens, charges, encumbrances, security interests, options or rights of others with respect thereto. By the sale and transfer of the Shares to Buyer hereunder, Seller will transfer legal title thereto to Buyer, free and clear of any liens, charges, encumbrances, security interest, option or rights of others.

               2.4 No Subsidiaries. Fluid does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust or other entity.




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               2.5 Financial Conditions.

                    2.5.1 Prior Financial Statements.

                         A. Unaudited Fluid Financial Statements. The unaudited
balance sheet of Fluid at December 31, 1997 and March 31, 1998, and the statements of income, shareholders' equity and changes in cash flows for the 12 month and three (3) month period then ended (collectively, the "Unaudited Fluid Financial Statements") included as Exhibit "E" are complete and accurate (except as otherwise noted in the Notes thereto or in the Schedules and Exhibits hereto) and fairly represent the financial position of Fluid as of such date and the results of operations, shareholders' equity and changes in cash flows for the period then ended, in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered, subject only to customary adjustments as may arise in the course of the audit of such statements. The Unaudited Fluid Financial Statements were prepared in accordance with Fluid's books and records.

                         B. Undisclosed Liabilities. Seller agrees and
acknowledges that it shall be fully liable for and bear all expenses in connection with any liabilities of Fluid, whether accrued, absolute, contingent or otherwise, whether due or to become due, of any kind whatsoever, including, without limitation, liabilities or obligations on account of taxes, other governmental charges or lawsuits subsequently brought, relating to or arising out of its business which are not shown or reflected and adequately reserved against on the balance sheet for its year ended December 31, 1997, or on the balance sheet at March 31, 1998, and arise or have arisen prior to the closing, other than: (i) those incurred in the ordinary and usual course of business;
(ii) those set forth in Exhibit "F"; and (iii) those liabilities against which Fluid is fully covered by an insurance policy in favor of Fluid. Other than those liabilities incurred in the ordinary course or set forth in Exhibit "F", as of the date of this agreement, to Seller's best knowledge, there are no liabilities of Fluid.

                    2.5.2 No Change. Except as noted on Exhibit "F" and the Unaudited Fluid Financial Statements, since December 31, 1997, Fluid has not:

                         A. Declared, set aside, made or paid any dividend or
other distribution in respect of its capital stock or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, or entered into any agreement to purchase or redeem any shares of its capital stock;

                         B. Issued or sold any shares of its capital stock of
any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or made any commitments with respect to the foregoing;

                         C. Incurred any indebtedness for borrowed money or
issued or sold any debt securities, or made any commitments with respect to the foregoing;

                         D. Mortgaged, pledged or subjected to any lien, lease,
security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, except (i) liens for current taxes not due and payable or being contested in good faith, and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due or being contested in good faith to carriers, warehousemen, laborers, materialmen and the like;




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                         E. Acquired or disposed of any assets or properties of
material value (i.e. in excess of $500), except in the ordinary course of business;

                         F. Entered into any equipment lease which has a term of
more than ninety (90) days or sold any equipment at a discount of more than fifteen percent (15%) off list price;

                         G. Forgiven or cancelled any debts or claims, or waived
any rights in excess of $500;

                         H. Made any material change in the conduct of its
business;

                         I. Granted to any officer or employee any increase in
compensation in any form in excess of the amount thereof in effect as of December 31, 1997, or any severance or termination pay, or entered into any written employment agreement, trust, fund or arrangement for the benefit of any such officer or employee, whether or not legally binding;

                         J. Suffered any damage, destruction or loss, whether or
not covered by insurance, which materially and adversely affects the condition (financial or otherwise) of the properties, assets, business or operations of Fluid;

                         K. Experienced any materially adverse changes affecting
or that could affect the assets, liabilities, operations, backlogs, properties or condition (financial or otherwise) of the business of Fluid;

                         L. Suffered any strike or other labor trouble
materially and adversely affecting the business, operations or prospects of Fluid;

                         M. Incurred or assumed any liability or obligation
(whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business.

                    2.5.3 Inventories. Except as noted on Exhibit "G", the inventories to be shown on the unaudited balance sheet of Fluid as of March 31, 1998 shall be items of quality and quantity usable or saleable in the ordinary and usual course of business of Fluid.

               2.6 Taxes. Fluid has filed (or has had filed on its behalf) all federal tax returns and all state and local tax returns (whether relating to income, sales, property, use, excise, franchise, occupation or any other material types of taxes) required to be filed, and has paid all taxes which have become due pursuant to such returns. Fluid has not required any extension of time to any otherwise currently due tax return nor are there any tax returns as to which any current extension has been agreed. No penalties or other charges are or will become due with respect to the late filing of any such return. Fluid also has paid all other assessments of taxes, custom duties or fees to the extent that the same have become due and payable. Amounts reflected for taxes in the Unaudited Fluid Financial Statements as at December 31, 1997 will be sufficient for the payment of all accrued and unpaid federal, state and local taxes, customs duties or fees or assessments or deficiencies, if any, of all types for the period then ended for all periods prior to that date. Copies of all income, payroll and franchise tax returns of Fluid for the last three (3) years have been delivered to Buyer. Fluid has no liability, fixed or contingent, for any unpaid federal, state or local taxes, customs duties or fees, or other governmental charges whatsoever (including,




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without limitation, withholding and payroll taxes) which could result in a lien on any of its assets.

               2.7 Lists of Properties, Miscellaneous Contracts and General
Data.

                    2.7.1 Plant, Machinery and Equipment. Seller has delivered to Buyer a complete and accurate list of all the plant, machinery, equipment, furniture, fixtures and other fixed assets currently used in the business of Fluid, directly or indirectly. Except as noted on Exhibit "H", such fixed assets are owned by Fluid free and clear of all mortgages, pledges, liens, security interests, conditional sales, agreements, charges, encumbrances and restrictions of every nature, subject only to liens for current state or local property taxes not yet due and are adequate for the conduct of Fluid's business as it is now being conducted. All such items are in reasonably good and usable operating condition and repair for the purpose they are presently used by Fluid, except for ordinary wear and tear. Fluid's operations conform to the requirements of all applicable laws, except where the failure to conform would not have a materially adverse effect on such operations. Neither Seller nor Fluid has received any notice of any violation (which has not been satisfied or complied with) of environmental, or other laws, statutes, ordinances, codes of regulations relating to the use of its equipment.

                    2.7.2 Patents, Trademarks, Copyrights and Licensing Agreements. As of the date of the closing, Fluid will own or hold those patents, trademarks, copyrights or other intellectual property rights as listed in Exhibit "I". Seller acknowledges that all patents, trademark and intellectual property rights used in or pertaining to the business of Fluid held by Seller have or prior to closing will be transferred by Seller to Fluid and Seller shall have no further right, title or interest therein.

               Seller warrants and represents that as of the date hereof after reasonable inquiry and investigation, no infringement claims have been made prior to the date of this agreement against Fluid by any third party with respect to any patent, patent right, trademark, trade name, trade secret, copyright or other proprietary right of anyone under any patent, copyright and trademark infringement and unfair competition laws of the United States or any of its states. Fluid is not making use of any confidential information or trade secret of any former employer or any past or present employee of Fluid. All licenses, agreements or arrangements listed in Exhibit "I" hereto are valid, binding and in full force and effect. Fluid is not in default or alleged default thereunder.

                    2.7.3 Transactions with Affiliates. Except for any intellectual property rights owned by Seller which will be transferred to Fluid pursuant to paragraph 2.7.2 (and the vehicles described in paragraph 1.6 herein), no officer, director or shareholder (or spouse or children thereof) of Seller or Fluid has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Fluid.

                    2.7.4 Contracts. Exhibit "J" hereto contains a complete and accurate list of the sales, operating, importing and distribution contracts and other commitments of Fluid, whether written or oral (including all uncompleted and proposed capital expenditure projects) and includes a description of all material terms of any such oral contracts and commitments. Exhibit "J" hereto also includes a list of all current outstanding warranties with respect to products sold or leased by Fluid, except for warranty provisions contained in purchase orders received from its customers and except for any warranties implied by operation of law. Each of such contracts and commitments is in full force and effect and, to the best of Seller's knowledge, no party to any such contract or commitment is in default or alleged default thereunder. True and correct copies of all such contracts and commitments have been delivered to Buyer. To the extent any consent is required for the assignment of any such contract or commitment, all




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such required consents have been obtained by Seller or Fluid. No contract or commitment of any kind whatsoever, material to Fluid's business, exists and no express warranties are outstanding with respect to the products sold or leased by Fluid except those listed or described on the Schedules and Exhibits to this agreement and except for warranties contained in the purchase orders received from their customers and for any warranties implied by operation of law. Fluid has not entered into any agreements not to compete.

                    2.7.5 Permits, Licenses, Etc. Exhibit "K" hereto lists all permits, licenses, franchises, concessions, zoning variances and other governmental approvals, authorizations and orders which have been obtained and are currently used in connection with the conduct of Fluid's business. Such permits, licenses, franchises, concessions, variances, approvals, authorizations and orders constitute all governmental approvals and authorizations necessary under all applicable local, state or federal laws and regulations for the operation of Fluid's business as it has been heretofore conducted and Fluid's business has been conducted in substantial compliance with all such applicable laws and regulations. All such permits, licenses, franchises, concessions, variances, approvals, authorizations and orders are presently in full force and effect; to the best of Seller's knowledge, no suspension or cancellation of any of them is threatened; and the consummation of this transaction does not affect the validity or effectiveness of, and does not require the consent or approval of any party to, or any other person or governmental agency having jurisdiction over any such permit, license, franchise, concession, variance, approval, authorization or order, except such consents or approvals as Fluid has obtained or the lack of such consent or approval would not have a materially adverse affect on Fluid.

                    2.7.6 Litigation and Other Claims. Except as disclosed in Exhibit "L" hereto, there are no actions, suits, proceedings, claims (except for normal credits, allowances and discounts), or investigations formally instituted or pending, and to the best of Seller's knowledge, after reasonable inquiry and investigation, none are threatened, against or affecting Fluid, involving any of its properties or other assets, at law or in equity before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel; nor is Fluid in default under, or to Seller's best knowledge, subject to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any arbitration panel. There are no actions, suits, or proceedings now pending or, to the best of Seller's knowledge, threatened, which may impair Seller's ability to perform this Agreement. Neither Seller nor Fluid are parties to an agreement in settlement or compromise of any suit or cause of action, instituted or threatened, which may impair Seller's or Fluid's ability to perform this Agreement or which may affect the conduct of the business of Fluid. Fluid has no known liability under any contract or agreement providing for the renegotiation or redetermination of profits or prices with any governmental authority.

                    2.7.7 Employee Contracts / Labor Agreements. Fluid has no employment contracts or consulting agreements, except for oral agreements, which may be terminated without notice. Concurrent with the closing, each seller will enter into consulting agreements with Fluid and/or Buyer for a term of three years for compensation of $50,000 per year, as more fully set forth in Exhibit "M" hereto. Exhibit "N" hereto lists Fluid's directors, officers and employees, their present rates of compensation and their individual compensation as of December 31, 1997. Fluid has complied in all material respects with all applicable laws or regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, nondiscrimination in employment and the withholding and payment of taxes and contributions. Fluid has withheld all amounts required by law or agreement to be withheld from the wages paid, or paid any tax, penalty or interest for failure to comply with the foregoing, owed by Fluid. There are no material controversies pending, or, to the best of Seller's knowledge, threatened, between Fluid and any of its employees. Fluid is not a party to any collective bargaining agent




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or other similar labor agreement and no applications for certification as a collective bargaining agent with respect to Fluid is pending or anticipated. Fluid's employees are not subject to the jurisdiction or control of any union or similar associates. There is no work stoppage pending or, to the best of Seller's knowledge, threatened, with respect to the business of Fluid.

                    2.7.8 Employees and Employee Benefit Plans. Except for the employee benefit plans listed in Exhibit "O", true and correct copies of which have been provided by Buyer, Fluid is not a party to or bound by any pension, retirement, profit sharing, deferred compensation, group life, health and accident insurance, stock option, stock or cash bonus or similar plan for the benefit of any of their respective employees. No plan in which employees of Fluid participate need be qualified under the applicable provisions of the Internal Revenue Code of 1986, as amended. Any prior plans were duly terminated in accordance with all applicable laws. There has been no change of, or agreement to change, any terms of employment, including, without limitation, employee benefits, salary, wage rates or other compensation and pension plans, of any such employee.

                    2.7.9 Workers' Compensation Claims. Exhibit "P" hereto sets forth a true and accurate description of all pending and, to the best of Sellers' knowledge, all threatened claims against Fluid for workers' compensation and workers' disability.

                    2.7.10 Outstanding Debt and Credit Agreements. Exhibit "Q" hereto is a complete and correct list of all currently outstanding obligations of Fluid for borrowed monies and all loan and credit agreements, indentures, mortgages, pledges, conditional sale, security or title retention agreements or equipment obligations with respect to each of the foregoing issues. At or prior to the closing, Fluid will pay off all such obligations.

                    2.7.11 Minute Books. The minute books of Fluid, copies of which have been or promptly shall be made available to Buyer, contain complete and accurate records of all meetings of the directors and shareholders and official acts thereof. There are no committees of the board of directors of Fluid.

                    2.7.12 Customers and Suppliers. Exhibit "R" sets forth the names and addresses of Fluid's five largest customers by revenues and for each of the fiscal years 1995, 1996 and 1997, the five largest suppliers of items of inventories for each such year and their respective sales to Fluid. Fluid is not a party to any contract or contracts relating to ongoing customer or supplier relationships which, either separately or in the aggregate, are contracts which have had to the date of this agreement, and/or to the date of closing, a material adverse affect upon its business.

                    2.7.13 Bank Accounts; Directors; Officers and Employees; Resignations. Exhibit "S" hereto sets forth (i) all bank accounts and safe deposit boxes maintained by Fluid and the names of the authorized signatories for all such bank accounts and of the persons authorized to have access to such safe deposit box; and (ii) the name of each director and officer of Fluid.

               2.8 Compliance with Law. Fluid's operations, properties and assets are in substantial compliance with all applicable federal, state and local laws, regulations and ordinances, including, without limitation, environmental, civil rights, affirmative action, occupational safety and health, hazardous substances and zoning laws, regulations and ordinances, and all applicable building codes. Seller has disclosed to Buyer all chemicals and other hazardous substances used in the operation of the business of Fluid, the use of which chemicals and hazardous substances in Fluid's business is prohibited or materially restricted by any federal or Oregon law or regulation. To the best of Seller's knowledge, there is not pending any audit, investigation or other review by governmental authorities to determine the existence of any violations of the Federal or California Occupational Safety and Health Act or Oregon equivalent or any other federal, state or local law. To the best of Seller's knowledge, there are no OSHA audit reports relating to Fluid's business. To the best of Seller's knowledge, Fluid's operations are in substantial compliance with, and conform to, all federal, state and local environmental laws, ordinances and regulations.

               2.9 No Public Authorization Required. Seller needs no authorizations, consents or approvals of public bodies or authorities for the sale of the Shares on the terms and conditions set forth in this agreement.

               2.10 Insurance. Fluid has maintained, and is now maintaining, insurance in amounts and coverages and against risks and losses set forth in Exhibit "T" hereto. Exhibit "T" hereto lists all such insurance policies, true and correct copies of which have been delivered to Buyer.

               2.11 Delivery of Documents. Seller and Fluid have or will have prior to the closing delivered to Buyer each document or written instrument evidencing any item referred to in the Exhibits or Schedules referred to in this
Section 2. All such documents are true and correct copies thereof, including all amendments and modifications thereof.

               2.12 Transferability. Except as disclosed in the Schedules hereto, no consent of any party to any contract, license, lease or other commitment to which Fluid is a party is necessary in order for Fluid to continue to receive the benefit therefrom upon the consummation of the transactions contemplated hereby.


               2.13 Brokerage. No agent, broker, investment broker, person or firm acting on behalf of Seller or Fluid or under their authority will be entitled to any broker's or finder's fee or any similar commission or fee directly or indirectly in connection with any of the transactions contemplated herein.

               2.14 Absence of Other Contracts, Etc. Except for agreements otherwise described in the Schedules and Exhibits hereto, in connection with Fluid's business, Fluid is not a party to: (i) any dealer's, manufacturer's, representative's or distributor's agreement or sales or concession agreements;
(ii) any contract for the purchase or sale of any materials, products or supplies which is in excess of $5000, or which is not cancelable by it on thirty
(30) days' notice or less; (iii) any management or consultation agreement not terminable at will without liability; (iv) any real or personal property lease, rental agreement, license, royalty or loan agreement; (v) any loans or agreements to loan money or property; (vi) any powers of attorney and (vii) any other agreement (whether written or oral) which was entered into other than in the usual and ordinary course of business and which is material to Fluid's business.

               2.15 Foreign Business. Except as disclosed in the Exhibits and Schedules attached hereto, Fluid does not currently conduct any business outside the United States.

               2.16 Incorporation by Reference. All Schedules and Exhibits hereto shall be deemed to be incorporated herein by reference. In this Section 2 and elsewhere in this agreement, if a specific Schedule or Exhibit is referred to, it shall be deemed to include all other Exhibits and Schedules attached hereto.

               2.17 No Omissions or Untrue Statements. No written representation, warranty or statement of Seller or Fluid, including any certificate, Schedule or Exhibit furnished, or to be furnished, to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein, in light of the circumstances under which they were made, not misleading.

               2.18 Investment Representation. Seller understands and acknowledges that the CPI Shares which Seller will receive at closing have neither been registered under the Securities Act of 1933, as amended (the "Securities Act") nor been qualified for sale under the securities laws of California or Oregon, and that the Shotmaker Shares to be acquired by Seller shall be acquired for their own account for investment and not with a view to distribution in violation of the Securities Act; and, further, that the certificates for the shares and any certificates issued in exchange therefor shall bear a legend in substantially the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.

                      Seller shall abide by the conditions set forth in the above legend.

     Section 3. Representations and Warranties by Buyer

          Buyer hereby represents and warrants that the following are true and correct and will be true and correct on the date of closing:

               3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified and authorized to do business and in good standing as a foreign corporation in California and in each jurisdiction where the nature of the business conducted or properties owned by it requires that it be so qualified. There has been no claim by any state that Buyer has failed to qualify or otherwise not been authorized to do business as a foreign corporation or otherwise. Buyer has full corporate power and authority to execute, deliver and perform all of its obligations under this agreement, to own, lease and operate its properties and to carry on and conduct its business as such business is presently conducted. Prior to the closing, Buyer will deliver to Seller complete and correct certified copies of (a) Buyer's Certificate of Incorporation of (certified by the Secretary of State of the State of Delaware) and (b) its By-Laws (certified by its Secretary), as amended and in effect on the date hereof.

               3.2 Buyer Authorization. No consent, approval, authorization or order of any court or governmental agency is required for the consummation by Buyer of this agreement. The execution and delivery of this agreement by Buyer and the performance by it of all of the transactions contemplated by this agreement have been duly authorized by all necessary corporate actions of Buyer and Buyer represents and warrants that no further corporate authorization is necessary for execution, delivery and the consummation of the transactions provided for herein. Buyer has all necessary power and authority to consummate this transaction. This agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject only to general equity and bankruptcy law principles. All persons who have executed or will execute this agreement on behalf of Buyer have been duly authorized to do so by all necessary corporation action of Buyer. Neither the execution and delivery of this agreement, nor the consummation of the transaction contemplated thereby violates any provision of the Certificate of Incorporation or By-Laws of Buyer, violates, conflicts with or results in the breach or termination of, or otherwise gives any contracting party the right to terminate, or constitutes a default (by way of substitution, novation or otherwise) under the terms of any agreement or instrument to which Buyer is a party or by which it or any of its property or assets may be bound; results in the creation of any material lien, charge or encumbrance upon the properties or instrument; violates any judgment, order, injunction, decree or award against, or binding upon Buyer or upon the securities, property or business of Buyer. Buyer is not a party to any contract or subject to any law or regulation of any governmental body or agency or any jurisdiction or any other legal restriction which will materially interfere with the consummation of the transactions contemplated by this Agreement or compliance with any of the obligations created hereunder.

               3.3 Brokerage. No agent, broker, investment broker, person or firm acting on behalf of Buyer or under its authority will be entitled to any broker's or finder's fee or any similar commission or fee directly or indirectly in connection with any of the transactions contemplated herein.

               3.4 Investment Representation. Buyer understands and acknowledges that the Shares to be acquired by Buyer at the closing have neither been registered under the Securities Act of 1933, as amended (the "Securities Act") nor been qualified for sale under the California or Oregon securities laws, and that the Shares to be acquired by Buyer shall be acquired for their own account for investment and not with a view to distribution in violation of the Securities Act; and, further, than the certificates for the shares and any certificates issued in exchange therefor shall bear a legend in substantially the following form:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFORM UNDER THE ACT.

                    Buyer shall abide by the conditions set forth in the above legend. Buyer further acknowledges and agrees that the sale of the Shares is merely incidental to the sale of the business of Fluid.

               3.5 Merger of Fluid Into Buyer. Seller acknowledges that, upon closing, Buyer may take steps to merge Fluid into Buyer.

          Section 4. Covenants and Agreements of Seller.

          Seller covenants and agrees with Buyer as follows:

               4.1 Negative Covenants. Except as noted in the Schedules and Exhibits hereto, from the date of execution hereof until the date of closing, Seller covenants that it will not cause Fluid to, without prior written consent of Buyer:

                    4.1.1 Declare dividends, issue, sell, purchase or redeem, directly or indirectly, or enter into any agreement to issue, sell, purchase or redeem any shares of Fluid capital stock.

                    4.1.2 Incur any indebtedness for borrowed money, issue or sell any debt securities or make any commitments with respect to the foregoing.

                    4.1.3 Forgive or cancel any debts or claims, or waive any rights, except in the ordinary course of business.

                    4.1.4 Make any material change in the conduct of Fluid's business, or enter into any transaction, contract or obligation that is material to and outside the ordinary course of its business.

                    4.1.5 Grant any employees any increase in compensation in any form in excess of the amount thereof in effect as of December 31, 1997, or any severance or termination pay or enter into any written employment agreement, trust, fund or arrangement for the benefit of any such employees, whether or not legally binding.

                    4.1.6 In the ordinary course of business, enter into any equipment lease for a term greater that ninety (90) days or sell any equipment at a discount of more than fifteen percent (15%) off the list price.

               4.2 Submission of Seller's Schedules and Other Items; Buyer's Due Diligence

                    4.2.1 Prior to the Closing, Seller will prepare and submit to Buyer any Schedules not delivered on or before the execution hereof and any amendments to the Seller's Schedules referred to in this Agreement and to any of the other documents, instruments and items delivered to Buyer hereunder.

                    4.2.2 Seller and Fluid have and will cooperate with Buyer in Buyer's conduct of its "due diligence" analysis of Fluid and have and will provide reasonable access to and/or supply promptly to Buyer such other documentation and/or information as Buyer shall reasonably request. Such due diligence analysis has and will include, but not be limited to, an evaluation by Buyer of the financial condition and business prospects of Fluid.

     Notwithstanding anything to the contrary contained in this Agreement, should Buyer disapprove of any of Seller's Schedules submitted after the date hereof or any amendments to the Schedules hereto, which Schedules or amendments reflect a material adverse change in the business of Fluid or Seller, Buyer may, at its option, in accordance with this Section 4.2, upon due notice, refuse to consummate the closing referred to herein.

          4.3 Best Efforts. Seller and Fluid will use their best efforts to cause the satisfaction of any and all conditions precedent contained in this Agreement.

          4.4 Delivery of the Shares. At closing, Seller will deliver to Buyer the Shares, including, without limitation, the stock certificates evidencing ownership of the Shares and Assignments Separate from Certificate endorsed in blank.

          4.5 Consents and Waivers. Seller will obtain and deliver to Buyer all necessary consents and waivers which may be required to effectuate this transaction.

          4.6 Non-Competition.

               4.6.1 Covenant. For a period of eight (8) years after the Closing (the "Non-Competition Term"), the Seller covenants to the Buyer that neither Seller nor any of its affiliates (i.e., any person or entity controlled by Seller, under common control with Seller or controlling Seller), individually or collectively, directly or indirectly, will own, manage, operate or control, or participate in the ownership, management, operation or control of any business which directly or indirectly competes in the Western Hemisphere with the rental or sales business of Fluid as currently conducted by Fluid provided, however, that neither Seller nor any of its affiliates shall be otherwise prohibited by this Agreement from engaging in the business of renting or selling products which do not compete with those of Buyer or Fluid. The Non-Competition Term shall automatically terminate upon the default by Buyer under the Note (after the expiration of any applicable grace period).

               4.6.2 Enforceability. In the event the covenants and agreements in this Section shall be determined by any court of competent jurisdiction or arbitrators to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area, or by reason of their being too expensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and/or over the maximum geographical area as to which they may be enforceable, and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action. The covenants and agreements in this Section shall not be enforceable against Seller or its affiliates during any period that Buyer is in material default under the terms of this Agreement, but only if such material default is continuing beyond the applicable cure period following any written notice of default by Seller to Buyer required under this Agreement.

               4.6.3 Breach. Seller acknowledges and agrees that a breach of the covenants and agreements in this Section will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, that money damages would not adequately compensate Buyer for any such breach, and, therefore, that Buyer would not have an adequate remedy at law. Accordingly, Seller agrees with Buyer that if Seller or any of its affiliates breaches the covenants and agreements contained in this Section, in addition to any and all remedies at law, then Buyer shall be entitled, without posting bond or other security, to injunctive relief, both temporary and permanent, specific performance and/or other equitable relief to prevent the breach, or continuing breach, of the covenants and agreements contained in this Section.

          4.7 Audited Financial Statements. Seller shall undertake to have prepared audited financial statements of Fluid for the three years prior to the closing. Such financial statements shall be completed within sixty (60) days following the closing. The expense of such financial statements shall be borne equally by Buyer and Seller, not to exceed $15,000.

     Section 5. Covenants and Agreements of Buyer.

          Buyer covenants and agrees with Seller as follows:

          5.1 Purchase Price. At the closing, Buyer shall deliver to Seller: (a) a cashier's check drawn on a Los Angeles bank or a wire transfer to Seller's account in Oregon in the amount of One Million Dollars ($1,000,000); (b) the Note and (c) a share certificate evidencing 750,000 shares of

Buyer, including the "put and call" agreement and related documents.

          5.2 Seller's Due Diligence. Buyer shall cooperate with Seller in Seller's conduct of its financial due diligence analysis of Buyer and shall provide reasonable access to and/or supply promptly to Seller such other documentation and/or information as Seller shall reasonably request.

          5.3 Financial Information. As long as any of the payments to be made pursuant to the Note is outstanding, Buyer shall provide Seller with copies of Buyer's forms 10-Q and 10-K, as well as with all other documents and reports Buyer may file with the Securities and Exchange Commission or any state securities commission.

          5.4 Submission of Buyer's Schedules. On or before the closing, Buyer will prepare and submit to Seller any Schedules not delivered on or before the execution hereof, and any amendments to the Buyer's Schedules referred to in this Agreement and to any of the other documents, instruments and items delivered to Seller hereunder.

     Section 6. Conditions to Buyer's Obligation to Close.

          The obligation of Buyer to consummate the Closing under this Agreement is subject is subject to the fulfillment of the following conditions, any of which may be waived by Buyer in writing:

          6.1 Documents. Buyer shall have received good standing certificates of Fluid in the jurisdiction in which it is incorporated and in which it is qualified to do business.

          6.2 Opinion of Counsel. Buyer shall have received the opinion of Edward Lohman, Esq., counsel to Seller, addressed to Buyer and dated as of the date of the closing in a form reasonably acceptable to Buyer and its counsel.

          6.3 Consents and Waivers. All necessary consents and waivers shall have been obtained by Seller and copies of such consent and waivers shall have been delivered to Buyer.

          6.4 Covenants; Representations and Warranties. The covenants and agreements of Seller contained in this Agreement and to be performed at or prior to Closing shall be performed and complied with, and, except as otherwise expressly permitted by this Agreement, all representations and warranties made by Seller shall be true and correct on and as of the closing date as though such representations and warranties were made on and as of that date.


          6.5 Financial Statement and Schedules. Buyer shall have approved the Unaudited Fluid Financial Statements and Schedules including any amendments thereto. There shall have been no adverse material changes in the financial condition of Fluid since the date of the most recent balance sheet of the Unaudited Financial Statements attached hereto.

          6.6 Resignations. Buyer shall have received the resignation of each of the officers and directors of Fluid.

          6.7 Absence of Litigation. Except as disclosed on Exhibit "L", no actions, suit or proceedings before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the closing.

     Section 7. Conditions to Seller's Obligation to Close.

          The obligation of Seller under this Agreement is subject to the fulfillment of the following conditions, any of which may be waived by Seller in writing:

               7.1 Opinion of Counsel. Seller shall have received an opinion of Douglas B. Schwab, Esq., counsel for Buyer, addressed to Seller, dated as of the date of the Closing in a form acceptable to Seller and its counsel.

               7.2 Covenants; Representations and Warranties. The covenants and agreements of Buyer contained in this Agreement and to be performed at or prior to closing shall be performed and complied with, and, except as otherwise expressly permitted by this Agreement, all representations and warranties made by Buyer herein shall be true and correct on and as of the closing Date as though such representations and warranties were made on and as of that date.

               7.3 Documents. Seller shall have received good standing certificates of Buyer in the jurisdiction in which it is incorporated and in which it is qualified to do business.

               7.4 Consent and Waivers. All necessary consents and waivers shall have been obtained by Buyer and copies of such consents and waiver shall have been delivered to Seller.

               7.5 Resolutions. Seller shall have received certified copies of all necessaries corporate resolutions of Buyer's board of directors authorizing this Agreement and the transactions contemplated thereby.

     Section 8. Indemnification.

          8.1 Indemnification of Buyer and Seller.

               8.1.1 Indemnification. Each party (the "Indemnifying Party") agrees to indemnify, defend and hold the other party (the "Indemnified Parties") harmless at all times after the date of this Agreement from any and all damages, deficiencies, claims, demands, suits, actions, proceedings, judgments, liabilities, reasonable attorneys's fees and expenses, losses, or liens, charges or encumbrances upon the assets suffered by such party, arising out of or in connection with any breach of any representation, warranty, covenant, condition or agreement made or to be performed by the Indemnifying Party under the terms of this Agreement.

               8.1.2 Claims. Should any claim ("Claim") be made in response to which the Indemnified Party is entitled to indemnification, the Indemnified Party shall promptly and as soon as practicable after its notice of such Claim but in no event later than thirty days after its receipt, give the Indemnifying Party written notice ("Claim Notice") of any such Claim, setting forth in detail the basis and amount of such Claim. The Indemnified Party's failure to give or delay in giving the Claim Notice shall not reduce or eliminate the indemnification obligation unless the Indemnifying Party is prejudiced by such failure or delay, and then only to the extent of such prejudice. Within thirty
(30) days (the "Objection Period") of the date such Claim Notice is deemed given, the Indemnifying Party shall be entitled to cure any default which is capable of cure during the Objection Period, and the amount of the Claim shall be reduced by the amount of the damages mitigated by cure. If the Indemnifying Party either accepts such Claim, or does not object or respond thereto with the Objection Period, the Indemnifying Party shall be deemed to have acknowledged the Indemnifying Party's responsibility for indemnification hereunder. In such case, the Indemnifying Party shall immediately defend against such Claim with counsel of its choice and its own expense, or settle or pay the amount of such Claim, as the case may be. In any such defense or settlement of any Claim, the Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party. In addition, the Indemnified Party shall have the right, but not the obligation, to participate at its own expense, in the defense thereof by counsel of the Indemnified Party's choice. Any defense or settlement, together with the total of payments and expenses thereof, shall be binding on the Indemnifying Party and the Indemnifying Party and the Indemnified Party with respect to the third party damages on such Claim so defended or settled for the purposes of this Section 8. If the Indemnifying Party does object to the Claim within the Objection Period, it and the Indemnified Party shall attempt to resolve the dispute within thirty
(30) days of the Indemnified Party's receipt of such objection (the "Settlement Period"). The notice of the Indemnifying Party to the Indemnified Party rejecting such Claim shall set forth in reasonable detail the basis for such rejection. If such dispute is not resolved within the Settlement Period, the parties shall submit the matter to arbitration as set forth below. The term "claim" as used in this Section 8 is not limited to matters asserted by third parties against Buyer or Seller, but includes damages, losses and expenses incurred or sustained by Buyer or Seller in the absence of third-party claims; provided, however, that in the event of third-party claims between Buyer and Seller (as opposed to such direct claims), there shall not be deemed acceptance of acceptance (i.e., silence shall not be deemed acceptance of the claim by the indemnifying party) and the resolution of such claims shall be conducted by arbitration as set forth below in lieu of the notice procedures and time periods set forth above. Buyer's remedies shall include, among others, the right to offset any damages or liabilities against Seller arising under this Section 8.1 against any payments due under the Note, provided that any claim by Buyer giving rise to such offset claim has been conceded by Seller, or Buyer has filed for arbitration with respect thereto under Section 10.12 below and such arbitration claim has not been resolved in favor of Seller. Any claim of offset by Buyer must be limited to the amount in dispute. If Seller prevails in connection with such arbitrated dispute, the offset amount shall immediately be due and payable by Buyer plus accrued interest thereon at the annual rate of ten percent (10%) from the date the offset payment was originally due to Seller.

               8.2 Limitation on Indemnification Amount. Buyer agrees that it shall not be permitted to pursue any claim nor assert any offset if the amount at issue is less than $2,000; provided, however, that if there are multiple claims of less than $2,000 each which, in the aggregate, exceed $10,000, then Buyer shall be permitted to pursue such claims and/or assert such offset to the extent of such excess amount under this Section 8.

               8.3 Remedies. Except for the Buyer's and Seller's right to seek rescission in the event of fraud by the other party in the inducement or otherwise, Buyer's right to seek injunctive relief in the event Seller or its affiliates breach the non-competition covenant set forth above, Seller and Buyer waive equitable forms of relief and agree that their right to indemnification and damages for a breach of the terms of this Agreement shall be solely monetary in nature. Nothing contained in this Section 8 shall be construed as limiting either party's right to refuse to close in the event that all of the conditions to the party's duty to close are not fulfilled.

     Section 9. Termination of this Agreement.

          9.1 Right to Terminate. If any conditions specified in Section 6 hereof is not satisfied, and such condition is not waived by Buyer, or if Buyer disapproves any Seller's Schedule or material amendment to any Schedule delivered to Buyer by Seller after the execution hereof or other item pursuant to Section 6 and/or if any condition specified in Section 7 is not satisfied and such condition is not waived by Seller, or if Seller disapproves any Buyer's Schedule or material amendment to any Schedule delivered to Seller by Buyer after the execution hereof or other item pursuant to Section 7, Buyer or Seller, as the case may be, may terminate this Agreement at or prior to the Closing by written notice to the other.

          9.2 No Liability. In the event of the termination of this Agreement a provided in Section 9.1 above, neither party (unless in breach hereof) shall have any liability hereunder, of any nature whatsoever, to the other, including, without limitation, any liability for damages; provided, however, that Seller shall be responsible for Seller's and Fluid's costs of conducting search in the United States Patent Office of Seller's U.S. patents. Notwithstanding the above provisions of this Section 9.2, all confidentiality agreements included in this Agreement and any prior confidentiality agreements between the parties shall remain in effect.

          9.3 Return of Documents. In the event the transactions contemplated hereby are not consummated, each of the parties hereto shall return to the other party any documents, instruments and certificates previously delivered to them by such party without retaining any record or copy thereof except to the extent required in connection with any dispute between the parties regarding such termination.

     Section 10. Other Provisions.

          10.1 Closing. The "Closing" means the time at which Seller sells the Shares to Buyer in accordance with the terms hereof for the Purchase Price referred to in Section I hereof. The Closing shall take place at the offices of Buyer, 10909 Vanowen Street, North Hollywood, California 91605. The parties shall use their best efforts to have the Closing occur on May 29, 1998. If the Closing has not occurred by such date, this Agreement will be terminated unless both parties agree in writing to extend the date of the Closing.

          10.2 Letter of Intent. This Agreement supersedes the letter of intent entered into by the parties as of March 30, 1998.

          10.3 Entire Understanding; Amendment. All prior or contemporaneous agreements, contracts, promises, representations and statements relating to the subject matter of this Agreement, if any, between or among the parties hereto, or their representatives, are merged into this Agreement and the agreements referred to herein and this Agreement may be waived or amended only by an instrument in writing signed by the party or parties against which enforcement of any waiver, amendment or consent is sought, or from which discharge is sought.

          10.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or received by telefax or other telecommunication, or, if mailed, seven (7) days after mailed, by certified or registered mail with first-class postage prepaid

               (i) if to Buyer:

                   Camera Platforms International, Inc.
                   10909 Vanowen Street

                   North Hollywood, California 91605
                   Attention:  Roy Atlas
                   Facsimile:  (818) 623-1710

   With copies to: Douglas B. Schwab, Esq.
                   1900 Avenue of the Stars, Suite 2410
                   Los Angeles, California 90067
                   Facsimile:  (310) 552-0834

   or to such other person and place as Buyer shall furnish;

              (ii) if to Seller:

                   Robert Culver Johnson
                   Richard C. Johnson
                   Robert Christopher Johnson
                   6062 Tollgate
                   Sisters, Oregon 97759
                   Attention:  Robert Johnson
                   Facsimile:  (541) 549-4639

   With copies to: Edward Lohman, Esq.
                   1579 Burns Street
                   West Linn, Oregon  97068
                   Facsimile:  (503) 656-5919

  or to such other person and place as Seller shall furnish to Buyer in writing.

          10.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.6 Headings. The headings in the Sections and Subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

          10.7 Governing Law and Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Oregon.

          10.8 Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors in interest of the parties hereto, except neither this Agreement, nor any right hereunder, may be assigned by any party hereto without the prior written consent of the other party hereto. Such consent will not be required for Buyer to assign this Agreement to any parent company or any wholly-owned subsidiary at any time; but such assignment will not relieve the assignor of liability hereunder, and any such assignee must agree to be bound by the terms and conditions contained herein.

          10.9 Expenses. The expense of the appraisal and other transaction costs incurred by Buyer shall be shared equally between Buyer and Seller, and allocated at the closing. Except for the foregoing (or as otherwise provided herein), each of the parties hereto shall separately bear its expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

          10.10 Attorneys' Fees. In the event any action be instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorneys' fees, costs and expenses as may fixed by the court.

          10.11 Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller. No party shall act unilaterally in this regard without the prior written approval of the others; however, this approval shall not be unreasonably withheld. Notwithstanding the above provisions, Seller acknowledges that Buyer is a "reporting company" under the United States securities laws and as such has an obligation to disclose the terms of material agreements into which it enters. In that connection, Buyer shall have the right to issue a press release upon the execution of this Agreement and thereby disclose certain of the material terms of this Agreement. In addition, Buyer will file a copy of this Agreement with the Securities and Exchange Commission as a part of Buyer's filing of a form 8K in connection with this transaction. Buyer agrees to provide Seller with a copy of such release and filing.

          10.12 Arbitration of Disputes.

               (a) Subject to paragraph (b) and (c) of this Section, any dispute, controversy or claim between the parties arising out of or related to this Agreement or the interpretation, breach, termination or validity thereof, shall be finally settled by arbitration conducted in the English language in accordance with the Rules of Conciliation and Arbitration ("Rules") of the American Arbitration Association ("AAA") as then in effect by three (3) arbitrators. A party desiring to institute arbitration shall notify the other party and the AAA in writing of its request to arbitrate in the manner set forth in Section 10.4 above. In its notice it shall state the name and address of the arbitrator it has appointed, and the issue or dispute to be arbitrated as well as the basis for its claim. Within thirty (30) days of receipt of such notice to arbitrate, the other party shall inform the initiating party and the AAA of the name and address of the arbitrator selected by it and provide a written response to the other party's claim. If the other party fails to name its arbitrator within the thirty (30) day period, then upon request of the initiating party the AAA shall appoint the second arbitrator in accordance with the Rules. The two arbitrators so selected shall select a third arbitrator which shall be impartial. If the two arbitrators cannot agree and mutually elect a third arbitrator within the thirty (30) days after the second party or the AAA has nominated the second arbitrator, then the AAA shall appoint the third arbitrator in accordance with the Rules. The arbitrators shall decide all matters in accordance with applicable law and this Agreement by majority decision. All costs in connection with any proceedings hereunder, other than the attorneys' fees, costs and disbursements of each party, shall be borne equally by the parties, unless otherwise determined by the arbitrators. The arbitrators' award shall be final, conclusive and binding on the parties. Judgment on the award may be entered in any court or other tribunal of competent jurisdiction. All costs and fees, including reasonable attorneys' fees, incidental to the enforcement of any award shall be charged, to the maximum permitted extent, against the party resisting enforcement.

               (b) Provisional Remedies. Paragraph (a) of this Section shall not limit the right of any party to seek to obtain in any court or other tribunal any interim relief or provisional remedy, including, without limitation, injunctive relief or attachment. Seeking or obtaining such interim relief or provisional remedy shall not constitute waiver of the right to arbitration hereunder.

               NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE

"ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OF JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OF ANY OTHER APPLICABLE LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. "WE HAVE READ UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE 'ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION."

                      Initials: ___   ___   ___


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and effective as of the day and year first above written.


                      "Buyer"

                      CAMERA PLATFORMS INTERNATIONAL, INC.


                      By: /s/
                          --------------------------------
                          William O. Fleischman
                          Its: Chairman


                      "Sellers"
                      /s/
                      ------------------------------------
                      Robert Culver Johnson

                      "Sellers"
                      /s/
                      ------------------------------------
                      Robert Christopher Johnson

                      "Sellers"
                      /s/
                      ------------------------------------
                      Robert Cameron Johnson

                      EXHIBITS TO STOCK PURCHASE AGREEMENT

A:      Note

B:      Investment representation letter

C:      Put and call agreement

D:      Fluid's outstanding warrants, etc.

E:      Fluid's financial statements

F:      Disclosed liabilities

G:      Schedule of inventory

H:      Liens and Encumbrances

I:      Patent, rights and other intangibles

J:      Contracts and warrants outstanding

K:      Licenses and permits

L:      Litigation

M:      Consulting agreements

N:      Officers and Directors

O:      Employee benefits

P:      Workers Compensation claims

Q:      Outstanding debts

R:      Customers and suppliers

S:      Bank Accounts

T:      Insurance